Exhibit 10.15
CONFIDENTIAL SEPARATION AGREEMENT
AND GENERAL RELEASE OF CLAIMS
1. Rudy W. Mui (“Employee”) is currently employed by RAE Systems Inc. (the “Company”) as its Chief Operating Officer pursuant to the terms of an at-will offer letter dated December 29, 2003. The Company has decided to terminate its employment relationship with Employee. It is the Company’s desire to provide Employee with certain benefits that he would not otherwise be entitled to receive upon his separation from service and to resolve any claims that Employee has or may have against the Company. Accordingly, Employee and the Company agree as set forth below. This Agreement will become effective on the eighth day after it is signed by Employee (the “Effective Date”), provided that Employee has not revoked this Agreement (by written notice to Robert I. Chen at the Company) prior to that date.
2. Employee’s employment relationship with the Company will be terminated on February 25, 2008 (the “Termination Date”).
3. The Company shall provide Employee with the following benefits after this Agreement becomes effective:
          (a) A severance payment equal to $65,000.00, four months’ pay at Employee’s final base pay rate (annual base salary of $195,000.00) and less applicable withholding, payable in a lump sum shortly following the Effective Date;
          (b) Additional severance payments based on the Employee’s final base salary rate payable in substantially equal payments in accordance with the Company’s normal payroll schedule. Each such payment would be equal to $7,500.00, less applicable withholdings, beginning on the Company’s first payday following the Effective Date and continuing until the earlier of: (i)  October 25, 2008, or (ii) the date Employee becomes employed by another employer (the “Severance Period”);
          (c) Outplacement services to be provided by the Company up to an amount not to exceed $5,000.00. The Employee may select the outplacement service provider and the Company shall pay said service provider direct.
          (d) If Employee was covered under the Company’s group health plan as of the Termination Date and he timely elects to continue his group coverage, pursuant to federal/state law (COBRA), the Company will reimburse Employee for the applicable COBRA premiums for one month and issue employee a one-time settlement payment of $1,508.16 for three months COBRA premiums.
Employee understands that as of his Termination Date, he will be paid all wages and accrued, unused vacation that Employee earned during his employment with the Company through the Termination Date. Employee understands and acknowledges that he shall not be entitled to any payments or benefits from the Company other than those expressly set forth in this paragraph 3.

4. Employee and his successors and assigns release the Company and its related entities, past and present affiliates, shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns (the “Released Parties”) of and from any and all claims, actions and causes of action, whether now known or unknown, which Employee now has, or at any other time had, or shall or may have against those Released Parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the Termination Date, including, but not limited to, any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, as amended, (the “ADEA”), the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Fair Employment and Housing Act or any other applicable law. However, this Release is not intended to bar any claims that, by statute, may not be waived, such as claims for workers’ compensation benefits, unemployment insurance benefits and any challenges to the validity of Employee’s release of claims under the ADEA as set forth in this Agreement
5. Employee acknowledges that he has read section 1542 of the Civil Code of the State of California, which states in full:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
Employee waives any right which he has or may have under section 1542 to the full extent that he may lawfully waive such rights pertaining to this general release of claims.
6. This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). Employee, by this Agreement, is advised to consult with an attorney before executing this Agreement.
          Employee acknowledges and agrees that (a) Employee has read and understands the terms of this Agreement; (b) Employee has been advised in writing to consult with an attorney before executing this Agreement; (c) that Employee has obtained and considered such legal counsel as Employee deems necessary; (d) that Employee has been given up to twenty-one (21) days to consider whether or not to enter into this Agreement (although Employee may elect not to use the full 21 day period at Employee’s option); and (e) that by signing this Agreement, Employee acknowledges that Employee does so freely, knowingly, and voluntarily.

          This Agreement shall not become effective or enforceable until the eighth day after Employee signs this Agreement. In other words, Employee may revoke Employee’s acceptance of this Agreement within seven (7) days after the date Employee signs it. Employee’s revocation must be in writing and received by Robert I. Chen by 5:00 p.m. Pacific Time on the seventh day in order to be effective. If Employee does not revoke acceptance within the seven (7) day period, Employee’s acceptance of this Agreement shall become binding and enforceable on the eighth day (“Effective Date”). The benefits described above shall become due and payable in accordance with paragraph 3, provided this Agreement has not been revoked.
          This Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act that arise after the execution of this Agreement. In addition, this Agreement does not prohibit Employee from challenging the validity of this Agreement’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.
7. Employee acknowledges and agrees that he shall continue to be bound by and comply with the terms of any proprietary rights, assignment of inventions and/or confidentiality agreements between the Company and Employee. On or before the Effective Date, Employee will return to the Company, in good working condition, all Company property and equipment that is in Employee’s possession or control, including, but not limited to, any files, records, computers, computer equipment, cell phones, credit cards, keys, programs, manuals, business plans, financial records, and all documents (and any copies thereof) that Employee prepared or received in the course of his employment with the Company.
8. Employee agrees that he shall not directly or indirectly disclose any of the terms of this Agreement to anyone other than his immediate family or counsel, except as such disclosure may be required for accounting or tax reporting purposes or as otherwise may be required by law. Employee further agrees that he will not, at any time in the future, make any critical or disparaging statements about the Company, its products, services or its employees, unless such statements are made truthfully in response to a subpoena or other legal process. The Company agrees, through its officers and directors, that it will not, at any time in the future, make critical or disparaging statements about the Employee, unless such statements are made truthfully in response to a subpoena or other legal process. In response to inquiries from prospective employers regarding Employee, the Company will provide no information other than Employee’s date of employment and positions held with the Company which is in accordance with the Company’s policy and if the Employee requests such in writing, the Company will confirm Employee’s final base salary.
9. Employee agrees that for a period of one (1) year following the Termination Date, he will not, on behalf of himself or any other person or entity, directly or indirectly solicit any employee of the Company to terminate his employment with the Company.

10. The Employee shall not interfere with the Company’s relationships with current or prospective employees, suppliers, customers, investors or business partners known or disclosed to the Employee during the course of Employee’s employment with the Company. Specifically, the Employee agrees Employee will not act in any manner that Employee knows or reasonably should know will result in damage to the business or reputation of the Company.
11. In the event of any legal action relating to or arising out of this Agreement, the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in that action.
12. Employee and the Company understand and acknowledge that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the parties hereto, or either of them, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of truth or falsity of any claims heretofore made or (b) an acknowledgement or admission by either Party of any fault or liability whatsoever to the other party or to any third party.
13. Each party represents that it has been advised of its right to consult with an attorney and to seek legal representation of its choosing in the execution of this Agreement, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.
14. The parties intend that all amounts payable pursuant to this Agreement shall not be subject to Section 409A of the Internal Revenue code of 1986, as amended (the “Code”) pursuant to the “short-term deferral” exemption (and other applicable exemptions) provided through the Treasury Regulations promulgated under Section 409A of the Code. The provisions of this Agreement will be interpreted and construed in a manner consistent with this intent. However, the Company does not guarantee any particular tax effect for payments made to Employee under this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Employee, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Employee pursuant to this Agreement
15. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, with the exception of any stock option agreements between the parties and any agreements described in paragraph 7. This Agreement may be modified or amended only with the written consent of Employee and an authorized officer of the Company, provided, however, that the Company may amend or modify this Agreement in order to comply with the provisions of Section 409A of the Code (or any applicable exemption from Section 409A of the Code), to the extent applicable. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

EMPLOYEE UNDERSTANDS THAT HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EMPLOYEE ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE BENEFITS DESCRIBED IN PARAGRAPH 3.

/s/ Rudy M. Mui
Rudy M. Mui

RAE SYSTEMS INC.

By: /s/ Randall Gausman
Dated: March 4, 2008	Name: Randall Gausman
Title: Chief Financial Officer

5